Kronos Worldwide, Inc.                          Contact: Gregory M. Swalwell
Three Lincoln Centre                                     Vice President, Finance
5430 LBJ Freeway, Suite 1700                             (972) 233-1700
Dallas, TX  75240-2697
-----------------------------                   --------------------------------
News Release
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
                                                               [GRAPHIC OMITTED]

                 KRONOS WORLDWIDE REPORTS FIRST QUARTER RESULTS


DALLAS, TEXAS...May 5, 2006...Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the first quarter of 2006 of $15.0 million, or $.31 per diluted share, compared with net income of $21.4 million, or $.44 per diluted share, in the first quarter of 2005.

Net sales of $304.3 million in the first quarter of 2006 were $12.4 million, or 4%, higher than the first quarter of 2005 due to the net effects of higher average TiO2 selling prices, higher sales volumes, and the unfavorable effect of fluctuations in foreign currency exchange rates, which decreased sales by approximately $16 million.

The Company's TiO2 segment profit (see description of non-GAAP information below) for the first quarter of 2006 was $36.2 million compared with $48.0 million in the first quarter of 2005. First quarter segment profit diminished due primarily to higher production costs, particularly raw material and energy costs, as well as the negative effects of the fluctuation in foreign currency rates which resulted in a net decrease in the Company's segment profit of approximately $5 million.

The Company's average selling prices in billing currencies (which excludes the effects of fluctuations in the value of the U.S. dollar relative to other currencies) were 2% higher in the first quarter of 2006 as compared to the first quarter of 2005. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, the Company's average selling prices in the first quarter of 2006 were 3% lower than the first quarter of 2005.

The Company's first quarter 2006 TiO2 sales volumes increased 9% from the first quarter of 2005, primarily due to higher sales volumes in the US, and slightly higher sales volumes in Europe and in export markets offsetting the effects of lower sales volumes in Canada. The Company's TiO2 production volumes were 4% higher in the first quarter of 2006 as compared to the first quarter of 2005, with operating rates at near full capacity in both periods. Finished goods inventories at March 31, 2006, representing approximately 2 months of average sales, were slightly higher as compared to December 31, 2005 levels. Both production volume and sales volume in the first quarter of 2006 were new records for Kronos for a first quarter.

Interest expense decreased due to relative changes in foreign currency exchange rates, which decreased the U.S. dollar equivalent of interest expense on the Company's Senior Secured Notes by approximately $1 million in the first quarter of 2006 as compared to 2005.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:
o    Future supply and demand for the Company's products,
o The extent of the dependence of certain of the Company's businesses on certain market sectors,
o    The cyclicality of the Company's businesses,
o Customer inventory levels (such as the extent to which the Company's customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases),
o    Changes in raw material and other operating costs (such as energy costs),
o    The possibility of labor disruptions,
o General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2),
o    Competitive products and substitute products,
o    Customer and competitor strategies,
o    The impact of pricing and production decisions,
o    Competitive technology positions,
o    The introduction of trade barriers,
o Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian kroner and the Canadian dollar),
o Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
o    The timing and amounts of insurance recoveries,
o    The ability of the Company to renew or refinance credit facilities,
o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
o Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
o    Government laws and regulations and possible changes therein,
o The ultimate resolution of pending litigation, and o Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

o The Company discloses percentage changes in its average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of relative changes in average TiO2 selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average TiO2 selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

o The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance. The Company defines segment profit as income before income taxes, interest expense and certain general corporate items. Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.




                             KRONOS WORLDWIDE, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In millions, except per share and metric ton data)
                                   (Unaudited)


                                                                    Three months ended
                                                                         March 31,
                                                                   --------------------

                                                                    2005         2006
                                                                    ----         ----

Net sales                                                       $   291.9    $   304.3
Cost of sales                                                       207.7        229.5
                                                                ---------    ---------

    Gross margin                                                     84.2         74.8

Selling, general and administrative expense                          37.2         37.8
Other operating income (expense):
  Currency transactions, net                                           .9          (.8)
  Other expense                                                       -            (.5)

  Corporate expense                                                  (1.4)        (1.3)
                                                                ---------    ---------

    Income from operations                                           46.5         34.4

Other income (expense):
  Trade interest income                                                .1           .5
  Other interest income                                                .3          -
  Interest expense                                                  (11.8)       (10.7)
                                                                ---------    ---------

    Income before income taxes                                       35.1         24.2

Provision for income taxes                                           13.7          9.2
                                                                ---------    ---------

    Net income                                                  $    21.4    $    15.0
                                                                =========    =========

Basic and diluted net income per share                          $     .44    $     .31

Basic and diluted weighted-average
shares used in the calculation of net income per share               48.9         48.9

TiO2 data - metric tons in thousands:
  Sales volumes                                                     114          124
  Production volumes                                                122          127









                             KRONOS WORLDWIDE, INC.

                       RECONCILIATION OF SEGMENT PROFIT TO
                             INCOME FROM OPERATIONS
                                  (In millions)
                                   (Unaudited)


                                                                    Three months ended
                                                                         March 31,
                                                                   --------------------

                                                                    2005         2006
                                                                    ----         ----

Segment profit                                                  $    48.0    $    36.2

Adjustments:
   Trade interest income                                              (.1)         (.5)
   Corporate expense                                                 (1.4)        (1.3)
                                                                ---------    ---------

Income from operations                                          $    46.5    $    34.4
                                                                =========    =========



                     RECONCILIATION OF PERCENTAGE CHANGE IN
                             AVERAGE SELLING PRICES
                                   (Unaudited)


                                                                  Three months ended
                                                                       March 31,
                                                                     2006 vs. 2005
                                                                  ------------------

Percentage change in average selling prices:
    Using actual foreign currency exchange rates                         -3%
    Impact of changes in foreign currency exchange rates                 +5%
                                                                         ---
    In billing currencies                                                +2%
                                                                         ===